                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                               Commission File Number: 000-51767

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
             [ ] Form 10-D   [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended: June 30, 2006
                  --------------------------------------------------------------

[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F          [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

         READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

         NOTHING IN THIS FORM SHALL BE  CONSTRUED  TO IMPLY THAT THE  COMMISSION
HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

         If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant    AmCOMP Incorporated
                           -----------------------------------------------------

Former Name if Applicable
                          ------------------------------------------------------

Address of Principal Executive Office (Street and Number)  701 U.S. Highway One
                                                           ---------------------

City, State and Zip Code  North Palm Beach, Florida  33408
                          ------------------------------------------------------

                                     PART II
                            RULES 12B-25 (b) AND (c)

          If the subject report could not be filed without  unreasonable  effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|       (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|       (b) The subject annual report,  semi-annual report,  transition report on Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or
          portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject  quarterly report or transition report on Form 10-Q or subject  distribution report on Form
          10-D,  or  portion  thereof,  will be filed  on or  before  the  fifth calendar day following the prescribed due date; and

[X]       (c) The  accountant's  statement  or other  exhibit  required  by Rule
          12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

          State below in  reasonable  detail the  reasons why Forms 10-K,  11-K,
20-F, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

          The  Registrant was unable to file the Form 10-Q for the quarter ended
June 30, 2006 (the "Report") without unreasonable effort or expense because of a delay in verifying information required for inclusion in the Report.

                                     PART IV
                                OTHER INFORMATION

          (1)  Name and telephone  number of person to contact in regard to this notification

           Kumar Gursahaney                     (561)             863-2616
--------------------------------------------------------------------------------
               (Name)                        (Area Code)      (Telephone Number)

          (2)  Have all other  periodic  reports  required  under  Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

          (3)  Is it  anticipated  that any  significant  change in  results  of operations  for the  corresponding  period  for the  last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                  |_| Yes No |X|

          If  so:  attach  an  explanation  of  the  anticipated   change,  both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of results cannot be made.

                               AmCOMP Incorporated
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                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: August 14, 2006                      By:  /s/ Kumar Gursahaney
      ----------------------------------      ----------------------------------
                                              Name:  Kumar Gursahaney
                                              Title:  Chief Financial Officer

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

INTENTIONAL  MISSTATEMENTS  OR OMISSIONS  OF FACT  CONSTITUTE  FEDERAL  CRIMINAL
VIOLATIONS. (SEE 18 U.S.C. 1001)